UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a‑6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a‑11(c) or §240.14a‑2

AVINGER, INC.
(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PROXY STATEMENT

400 CHESAPEAKE DRIVE

REDWOOD CITY, CALIFORNIA 94063

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held at 1:00 p.m. Pacific Time on September 8, 2023

Dear Stockholders of Avinger, Inc.:

We cordially invite you to attend a special meeting of stockholders, which we refer to as the Special Meeting, of Avinger, Inc., a Delaware corporation (the “Company” or “Avinger”), which will be held on September 8, 2023 at 1:00 p.m. Pacific Time, in person at our offices at 400 Chesapeake Drive, Redwood City, California 94063, for the following purposes, as more fully described in the accompanying proxy statement:

1. To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to effect a reverse stock split at a ratio not less than 1-for-5 and not greater than 1-for-20, with the exact ratio to be set within that range at the discretion of our board of directors without further approval or authorization of our stockholders;

2. To approve the adjournment of the Special Meeting, if necessary, to continue to solicit votes in favor of the foregoing proposal; and

3. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

Our board of directors has fixed the close of business on August 7, 2023 as the record date for the Special Meeting. Only holders of record of our common stock and Series E preferred stock on August 7, 2023 are entitled to notice of and to vote at the Special Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Special Meeting, we urge you to submit your vote via the Internet, telephone or mail.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting to be held on September 8, 2023: The Proxy Statement is available at www.proxyvote.com

We appreciate your continued support of Avinger.

By order of the Board of Directors,
/s/ Jeffrey M. Soinski
Jeffrey M. Soinski
Chief Executive Officer
Redwood City, California
August 17, 2023

TABLE OF CONTENTS

Page
PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS
What matters am I voting on?	1
How does the board of directors recommend I vote on these proposals?	1
Who is entitled to vote?	1
How many votes are needed for approval of each proposal?	2
What is the quorum?	2
How do I vote?	3
Can I change my vote?	3
What do I need to do to attend the Special Meeting in person?	3
What is the effect of giving a proxy?	4
How are proxies solicited for the Special Meeting?	4
How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?	4
Where can I find the voting results of the Special Meeting?	5
I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?	5
What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?	5
Who can help answer my questions?	7
PROPOSAL NO. 1 APPROVAL OF AMENDMENT OF THE CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT	8
Background for the Proposal	8
Reasons for the Reverse Stock Split	9
Possible Effects of the Reverse Stock Split	11
Effectiveness of Reverse Stock Split	15
Exchange Procedures	15
No Appraisal Rights	16
Interests of Directors and Executive Officers	16
Vote Required	16
PROPOSAL NO. 2 ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY, TO CONTINUE TO SOLICIT VOTES IN FAVOR OF THE FOREGOING PROPOSAL	17
Overview	17
Vote Required	17
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	18
OTHER MATTERS	20
WHERE YOU CAN FIND MORE INFORMATION	20
APPENDIX A CERTIFICATE OF AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF AVINGER, INC.	21

AVINGER, INC.

PROXY STATEMENT
FOR SPECIAL MEETING OF STOCKHOLDERS

To Be Held at 1:00 p.m. Pacific Time on September 8, 2023

This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at the special meeting of stockholders of Avinger, Inc., a Delaware corporation, and any postponements, adjournments or continuations thereof, which we refer to as the Special Meeting. The Special Meeting will be held on September 8, 2023 at 1:00 p.m. Pacific Time, at our offices at 400 Chesapeake Drive, Redwood City, California 94063. This proxy statement is first being mailed on or about August 23, 2023 to all stockholders entitled to vote at the Special Meeting.

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.

What matters am I voting on?

You will be voting on:

●

a proposal to amend the Company’s Certificate of Incorporation to effect a reverse stock split at a ratio not less than 1-for-5 and not greater than 1-for-20, with the exact ratio to be set within that range at the discretion of our board of directors without further approval or authorization of our stockholders (such action, the “Reverse Stock Split” and such proposal, the “Reverse Stock Split Proposal”); and

●	a proposal to approve the adjournment of the Special Meeting, if necessary, to continue to solicit votes in favor of the foregoing proposal (the “Adjournment Proposal”).

How does the board of directors recommend I vote on these proposals?

Our board of directors recommends a vote:

●	“FOR” the Reverse Stock Split Proposal.

●	“FOR” the Adjournment Proposal.

Who is entitled to vote?

Holders of our common stock and our Series E Convertible Preferred Stock (the “Series E Preferred Stock”) as of the close of business on August 7, 2023, the record date for the Special Meeting, may vote at the Special Meeting. Holders of our Series A Convertible preferred stock, par value $0.001 per share, or Series A preferred stock, and Series B Convertible preferred stock, par value $0.001 per share, or Series B preferred stock, are not entitled to notice of or a vote upon any matters to be presented at the Special Meeting. As of the record date, there were 10,755,380 shares of our common stock outstanding and 1,920 shares of Series E Preferred Stock outstanding. Holders of record of shares of common stock will be entitled to one vote for each share of our common stock held by them on the record date, and have the right to vote on all matters brought before the Special Meeting. Holders of our Series E Preferred Stock are entitled to vote their shares on an as-converted basis. As of the record date, each outstanding share of Series E Preferred Stock was convertible into 1,398 shares of common stock, meaning that holders of our Series E Preferred Stock will be entitled to cast 1,398 votes per share of Series E Preferred Stock.

Registered Stockholders. If shares of our common stock or Series E Preferred Stock are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares and notice of the Special Meeting was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or vote in person at the Special Meeting. Throughout this proxy statement, we refer to these registered stockholders as “stockholders of record.”

Street Name Stockholders. If shares of our common stock are held on your behalf in a brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares that are held in “street name,” and notice of the Special Meeting was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee as to how to vote your shares. Beneficial owners are also invited to attend the Special Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares of our common stock in person at the Special Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of our proxy materials by mail, your broker, bank or other nominee will provide a voting instruction form for you to use. Throughout this proxy statement, we refer to stockholders who hold their shares through a broker, bank or other nominee as “street name stockholders.”

How many votes are needed for approval of each proposal?

●

Proposal No. 1: The approval of the Reverse Stock Split Proposal requires the affirmative vote of a majority of the votes cast at the Special Meeting. The holders of common stock have the right to cast one (1) vote per share of common stock on this proposal. Holders of our Series E Preferred Stock are entitled to vote their shares on an as-converted basis. As of the record date, each outstanding share of Series E Preferred Stock was convertible into 1,398 shares of common stock, meaning that holders of our Series E Preferred Stock will be entitled to cast 1,398 votes per share of Series E Preferred Stock. Abstentions and broker non-votes are not considered “votes cast” and, therefore, will not affect this proposal. We believe that the Reverse Stock Split Proposal would be considered a “routine” matter. If you hold shares of our common stock in street name, in the absence of timely directions, your broker will have discretion to vote your shares on routine matters.

●

Proposal No. 2: The approval of the Adjournment Proposal requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Special Meeting and entitled to vote thereon to be approved. Abstentions are considered votes present and entitled to vote on this proposal, and thus, will have the same effect as a vote “against” the proposal. We believe the Adjournment Proposal would be considered a “routine” matter. If you hold shares of our common stock in street name, in the absence of timely directions, your broker will have discretion to vote your shares on routine matters.

What is the quorum?

A quorum is the minimum number of shares required to be present at the Special Meeting for the Special Meeting to be properly held under our amended and restated bylaws and Delaware law. The presence, in person or by proxy, of at least one-third of all issued and outstanding shares of our common stock and Series E Preferred Stock (on an as-converted basis) entitled to vote at the Special Meeting will constitute a quorum at the Special Meeting. Abstentions and broker non-votes are counted as shares present and entitled to vote for purposes of determining a quorum.

How do I vote?

If you are a stockholder of record, there are four ways to vote:

●	by Internet at www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on September 7, 2023 (have your proxy card in hand when you visit the website);

●	by toll-free telephone at 1-800-690-6903 (have your proxy card in hand when you call);

●	by completing and mailing your proxy card (if you received printed proxy materials); or

●	by written ballot at the Special Meeting.

Even if you plan to attend the Special Meeting in person, we recommend that you also vote by proxy so that your vote will be counted if you later decide not to attend.

If you are a street name stockholder, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to instruct your broker, bank or other nominee on how to vote your shares. Street name stockholders should generally be able to vote by returning an instruction card, or by telephone or on the Internet. However, the availability of telephone and Internet voting will depend on the voting process of your broker, bank or other nominee. As discussed above, if you are a street name stockholder, you may not vote your shares in person at the Special Meeting unless you obtain a legal proxy from your broker, bank or other nominee.

Can I change my vote?

Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Special Meeting by:

●	entering a new vote by Internet or by telephone;

●	completing and mailing a later-dated proxy card;

●	notifying the Secretary of Avinger, Inc., in writing, at 400 Chesapeake Drive, Redwood City, California 94063; or

●	completing a written ballot at the Special Meeting.

If you are a street name stockholder, your broker, bank or other nominee can provide you with instructions on how to change your vote.

What do I need to do to attend the Special Meeting in person?

Space for the Special Meeting is limited. Therefore, admission will be on a first-come, first-served basis. Registration will open at 12:40 p.m. Pacific Time and the Special Meeting will begin at 1:00 p.m. Pacific Time. Each stockholder should be prepared to present:

●	valid government photo identification, such as a driver’s license or passport; and

●

if you are a street name stockholder, proof of beneficial ownership as of August 7, 2023, the record date, such as your most recent account statement reflecting your stock ownership prior to August 7, 2023, along with a copy of the voting instruction card provided by your broker, bank, trustee or other nominee or similar evidence of ownership.

Use of cameras, recording devices, computers and other electronic devices, such as smart phones and tablets, will not be permitted at the Special Meeting. Please allow ample time for check-in. Parking is limited. For stockholders who plan to attend in person, directions to the Special Meeting may be obtained by contacting our investor relations department at (650) 241-7916 or ir@avinger.com.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our board of directors. Jeffrey M. Soinski and Nabeel Subainati have been designated as proxy holders by our board of directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Special Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors as described above. If any matters not described in this proxy statement are properly presented at the Special Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Special Meeting is adjourned, the proxy holders can vote the shares on the new Special Meeting date as well, unless you have properly revoked your proxy instructions, as described above.

How are proxies solicited for the Special Meeting?

Our board of directors is soliciting proxies for use at the Special Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker, bank or other nominee holds shares of our common stock on your behalf. In addition, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Our directors and employees will not be paid any additional compensation for soliciting proxies. To aid in the solicitation of proxies, we have retained the firm of Kingsdale Shareholder Services, U.S., Inc. (“Kingsdale Advisors”), which will receive a fee of approximately $6,000, in addition to the reimbursement of out-of-pocket expenses.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

Brokerage firms and other intermediaries holding shares of our common stock in street name for their customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on “routine” matters. We believe that approval of the Reverse Stock Split Proposal and the Adjournment Proposal are “routine” matters. If the Reverse Stock Split Proposal and the Adjournment Proposal are treated as “routine matters,” your broker will have discretion to vote your shares on such matters, in the absence of timely direction from you.

Where can I find the voting results of the Special Meeting?

We will announce preliminary voting results at the Special Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Special Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Special Meeting, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to the Current Report on Form 8-K as soon as they become available.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of our proxy materials to multiple stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of our proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of our proxy materials, such stockholder may contact us at the following address:

Avinger, Inc.

Attention: Investor Relations

400 Chesapeake Drive

Redwood City, California 94063

Tel: (650) 241-7916

Email: ir@avinger.com

Street name stockholders may contact their broker, bank or other nominee to request information about householding.

What is the deadline to propose actions for consideration at the Company’s next annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2023 annual meeting of stockholders, our Secretary must have received the written proposal at our principal executive offices, at the address below, not later than May 4, 2023. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. In addition, stockholders who intend to solicit proxies in support of director nominees other than the Company's nominees must also comply with the additional requirements of Rule 14a-19(b). Stockholder proposals should be addressed to:

Avinger, Inc.

Attention: Secretary

400 Chesapeake Drive

Redwood City, California 94063

Our amended and restated bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our amended and restated bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in our proxy materials with respect to such meeting, (ii) otherwise properly brought before such meeting by or at the direction of our board of directors, or (iii) properly brought before such meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our Secretary, which notice must contain the information specified in our amended and restated bylaws. To be timely for our 2023 annual meeting of stockholders, our Secretary must have received the written notice at our principal executive offices:

●	not earlier than June 18, 2023; and

●	not later than the close of business on July 18, 2023.

In the event that we hold our 2023 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary of the 2022 annual meeting, notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before our 2023 annual meeting of stockholders and no later than the close of business on the later of the following two dates:

●	the 90th day prior to our 2023 annual meeting of stockholders; or

●	the 10th day following the day on which public announcement of the date of our 2023 annual meeting of stockholders is first made.

If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.

Nomination of Director Candidates

You may propose director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to our Secretary at the address set forth above.

In addition, our amended and restated bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our amended and restated bylaws. In addition, the stockholder must give timely notice to our Secretary in accordance with our amended and restated bylaws, which, in general, require that the notice be received by our Secretary within the time periods described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement. In addition, stockholders who intend to solicit proxies in support of director nominees other than the Company's nominees must also comply with the additional requirements of Rule 14a-19(b).

Our nominating and corporate governance committee will consider candidates for director recommended by stockholders, so long as such recommendations comply with our Certificate of Incorporation, amended and restated bylaws and applicable laws, rules and regulations, including those promulgated by the SEC. Our nominating and corporate governance committee will evaluate such recommendations in accordance with its charter, our amended and restated bylaws, our policies and procedures for director candidates, as well as the regular director nominee criteria described above. This process is designed to ensure that our board of directors includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should contact our Secretary in writing. Such recommendations must include information about the candidate, a statement of support by the recommending stockholder, evidence of the recommending stockholder’s ownership of our common stock and a signed letter from the candidate confirming willingness to serve on our board of directors. Our nominating and corporate governance committee has discretion to decide which individuals to recommend for nomination as directors.

Availability of Bylaws

A copy of our amended and restated bylaws, as amended, may be obtained by accessing our public filings on the SEC’s website at www.sec.gov. You may also contact our Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

Who can help answer my questions?

If you have any questions concerning the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of common stock, please contact our proxy solicitor:

Kingsdale Advisors

Strategic Shareholder Advisor and Proxy Solicitation Agent

745 Fifth Avenue, 5th Floor, New York, NY 10151

North American Toll Free Phone:

1-855-476-7986

Email: contactus@kingsdaleadvisors.com

Call Collect Outside North America: 1-646-741-3814

If your broker, bank or other nominee holds your shares of common stock, you should also call your broker, bank or other nominee for additional information.

PROPOSAL NO. 1

APPROVAL OF AMENDMENT OF THE CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT

The board of directors has unanimously adopted a resolution seeking stockholder approval to amend the Company’s Certificate of Incorporation to effect a reverse stock split of the Company’s outstanding common stock, which we refer to as the “Reverse Stock Split.” If this proposal is approved by the stockholders, the board of directors may subsequently effect, in its sole discretion, the Reverse Stock Split using a split ratio of between, and including, 1-for-5 and 1-for-20 (for example, 1-for-5, 1-for-10, or 1-for-20). Approval of this proposal by the stockholders would give the board of directors authority to implement the Reverse Stock Split at any time.

The form of the proposed amendment to our Certificate of Incorporation to effect the Reverse Stock Split is attached to this proxy statement as Appendix A. The amendment will effect a Reverse Stock Split of the Company’s common stock using a split ratio between, and including, 1-for-5 and 1-for-20, with the actual ratio within this range to be selected by the board of directors following stockholder approval of the Reverse Stock Split. The board of directors believes that stockholder approval of a range of potential split ratios (rather than a single split ratio) provides the board of directors with the flexibility to achieve the desired results of the Reverse Stock Split. The Reverse Stock Split, if approved and implemented, would not have any effect on the authorized number of shares of our common stock or preferred stock. If the stockholders approve this proposal, the Reverse Stock Split will be effected only upon a determination by the board of directors that the Reverse Stock Split is in the best interests of the stockholders at that time. In connection with any determination to effect the Reverse Stock Split, the board of directors will set the timing for such a split and select the specific ratio from within the range of ratios set forth herein.

In determining which Reverse Stock Split ratio to implement, if any, following the receipt of stockholder approval, the board of directors may consider, among other things, factors such as:

•	the historical trading price and trading volume of the Company’s common stock;
•	the then prevailing trading price and trading volume of the Company’s common stock and the anticipated impact of the Reverse Stock Split on the trading market for the Company’s common stock;
•	our ability to continue our listing on The Nasdaq Capital Market;
•	which of the alternative reverse split ratios would result in the greatest overall reduction in our administrative costs;
•	prevailing general market and economic conditions; and
•	our market capitalization before and after the Reverse Stock Split

No fractional shares will be issued in connection with the Reverse Stock Split. To avoid the existence of fractional shares of the Company’s common stock, any fractional shares that would otherwise be issued as a result of the Reverse Stock Split will be rounded up to the nearest whole share. Where shares are held in certificated form, the surrender of all old certificate(s) and receipt by American Stock Transfer & Trust Company, LLC (the “Exchange Agent”) of a properly completed and duly executed transmittal letter will be required.

As of August 7, 2023, 10,755,380 shares of the Company’s common stock were issued and outstanding, 60,961 shares of Series A preferred stock were issued and outstanding, 85 shares of Series B preferred stock, and 1,920 shares of Series E Preferred Stock were issued and outstanding. Based on that number of shares of capital stock issued and outstanding, immediately following the completion of the Reverse Stock Split, and, for illustrative purposes only, assuming a 1-for-10 Reverse Stock Split, we would have approximately 1,075,538 shares of common stock issued and outstanding (without giving effect to the treatment of fractional shares). The number of shares of preferred stock issued and outstanding would not be affected by the Reverse Stock Split. The conversion price and exercise price of outstanding shares of preferred stock and common stock purchase warrants, respectively, would be adjusted to reflect the impact of the Reverse Stock Split. The actual number of shares outstanding after giving effect to the Reverse Stock Split will depend on the reverse split ratio that is ultimately selected by the board of directors. We do not expect the Reverse Stock Split itself to have any immediate economic effect on the stockholders, debt holders or holders of stock options, except to the extent any fractional shares that would otherwise be issued as a result of the Reverse Stock Split are rounded up to the nearest whole share as discussed in “Exchange Procedures-Fractional Shares” below. However, because the Reverse Stock Split would not have any effect on the authorized number of shares of our common stock or preferred stock, the Reverse Stock Split would increase the ratio between our authorized capital stock and our issued capital stock. This means that, subject to the limits imposed by the Nasdaq Stock Market Rules, our board of directors could issue a relatively larger amount of capital stock without additional action by our stockholders.

Reasons for the Reverse Stock Split

Reduce the risk of future non-compliance and/or delisting on The Nasdaq Capital Market

Our board of directors believes that a reverse stock split is in the best interests of our stockholders. On April 25, 2023, we received notice (the “Bid Price Deficiency Letter”) from the Listing Qualifications Department (the “Staff”) of The Nasdaq Stock Market, LLC (“Nasdaq”) notifying us that we were not in compliance with Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Requirement”), as the minimum bid price for our listed securities was less than $1.00 for the previous 30 consecutive business days. We have a period of 180 calendar days, or until October 23, 2023, to regain compliance with the rule referred to in this paragraph. To regain compliance, during the 180 day period, the bid price of our Common Stock must close at $1.00 or more for a minimum of ten consecutive business days. The notice has no present impact on the listing of our securities on Nasdaq.

If we do not regain compliance during such 180-day period, we may be eligible for an additional 180 calendar days, provided that we meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for Nasdaq except for Nasdaq Listing Rule 5550(a)(2), and provide a written notice of our intention to cure this deficiency during the second compliance period. If it appears to Nasdaq that we will not be able to cure the deficiency, or if we are otherwise not eligible, we will receive written notification that our securities are subject to delisting. At that time, we may appeal the delisting determination to a hearings panel pursuant to the procedures set forth in the applicable Nasdaq Listing Rules.

In addition, on May 18, 2023, we received notice (the “Stockholders’ Equity Deficiency Letter”) from the Staff that we no longer satisfy the $2.5 million stockholders’ equity requirement for continued listing on The Nasdaq Capital Market, or the alternatives to that requirements – a $35 million market value of listed securities or $500,000 in net income in the most recent fiscal year or two or the last three fiscal years – as required by Nasdaq Listing Rule 5550(b) (the “Equity Requirement”).

As with the Bid Price Deficiency Letter, the Stockholders’ Equity Deficiency Letter has no immediate effect on our continued listing on The Nasdaq Capital Market. In accordance with the Nasdaq Listing Rules, we were provided 45 calendar days, or until July 3, 2023, to submit a plan to regain compliance with the Equity Requirement (the “Compliance Plan”). We submitted the Compliance Plan to Nasdaq on July 3, 2023. On July 31, 2023, the Staff granted our request for an extension of the deadline to regain compliance with the Equity Requirement to November 14, 2023.

Under the terms of the extension, we must provide to the Staff a publicly available report that evidences such compliance and otherwise complies with the conditions included in the extension notice. If we fail to evidence compliance upon filing our Annual Report on Form 10-K for the year ended December 31, 2023 with the Securities and Exchange Commission and Nasdaq, we may be subject to delisting from the Nasdaq Capital Market. In the event we do not evidence full compliance with the Nasdaq listing criteria by November 14, 2023, the Staff will provide written notification to us that our securities will be delisted. At that time, we may appeal the Staff’s determination to a Nasdaq Hearings Panel (the “Panel”). Our request for a hearing would stay any further action by the Staff at least pending a hearing, the subsequent issuance of a decision by the Panel, and the expiration of any additional extension the Panel may grant to us as a result of the hearing.

If the Staff does not accept the Compliance Plan, the Staff will provide written notification to the Company that the Compliance Plan has been rejected, which determination may be appealed to a Nasdaq Hearings Panel (the “Panel”). The request for a hearing would stay any further action by the Staff at least pending a hearing before the Panel and the expiration of any extension period that the Panel may grant to the Company following the hearing.

Our board of directors believes that effecting the Reverse Stock Split could be an effective means of ensuring continued compliance with the minimum $1.00 bid price requirement for continued listing of our common stock on The Nasdaq Capital Market and minimize the risk of future delisting from The Nasdaq Capital Market for noncompliance with the Bid Price Requirement. Assuming stockholders have approved the Reverse Stock Split, we may implement the Reverse Stock Split utilizing a ratio the board of directors believes will position us to ensure compliance with the Nasdaq the Bid Price Requirement and to enable us to raise additional capital to regain compliance with the Equity Requirement. If, in the future, we again become non-compliant with the Bid Price Requirement or the Equity Requirement, Nasdaq may suspend trading of our common stock on The Nasdaq Capital Market and commence delisting proceedings before we are able to implement the Reverse Stock Split.

While we intend to monitor the average closing price of our common stock and consider available options depending on the trading price of our common stock, no assurances can be made that we will in fact be able to continue to comply with the Bid Price Requirement and that our common stock will continue to remain listed on The Nasdaq Capital Market. In addition, even if the average closing price of our common stock exceeds $1.00 prior to effecting a reverse stock split, such increase may not be sufficient to improve the marketability of our common stock and enable us to raise additional capital, as described in further detail below, in order to regain compliance with the Equity Requirement.

If our common stock is subsequently delisted, we could experience significant negative impacts including the acceleration of our outstanding debt with CRG Partners III L.P. and certain of its affiliated funds due to the invoking of a material adverse change clause. In addition, if our stock is delisted it will significantly and negatively affect our ability to obtain alternative debt or equity financing in order to support our operations. Such delisting could also negatively affect the market price of our common stock, reduce the number of investors willing to hold or acquire our common stock, limit our ability to issue additional securities or obtain additional financing in the future, affect our ability to provide equity awards to our employees, and might negatively impact our reputation and, as a consequence, our business. Moreover, our board of directors believes that if we have a low stock price or are no longer listed on The Nasdaq Capital Market, regardless of the size of our overall market capitalization, our efforts to hire and retain senior leadership and other employees could be adversely affected.

To increase available capital and improve our ability to effect offerings of our securities

A reverse stock split would result in a decrease in the number of shares of common stock outstanding, without decreasing the number of authorized shares of common stock, thereby increasing the number of shares available for issuance. Increasing the number of authorized shares of common stock available for issuance will enable us to engage in capital raising transactions and other strategic transactions involving the issuance of equity securities. We must have the flexibility to engage in capital raising transactions until we are able to generate sufficient revenue and cash flow. Investors in prior transactions have purchased our derivative securities, such as warrants and convertible preferred stock, for which we must reserve unissued common stock.

We significantly rely on our authorized common stock to execute our business strategy, including, for example, to raise capital, repurchase debt, provide equity awards to employees, officers, directors, consultants, and/or advisors, expand our business through the acquisition of other business, and for other purposes. At present, we do not have any arrangements, understandings or commitments relating to the issuance of shares of our common stock or other securities exercisable for or convertible into shares of our common stock, other than to accommodate additional shares of our common stock to be authorized and reserved for future equity awards under our Amended and Restated 2015 Equity Incentive Plan and for conversion or exercise of existing securities.

In addition, we will need to raise additional capital in order to regain compliance with Nasdaq’s Equity Requirement. On July 3, 2023, we submitted our Compliance Plan to Nasdaq. On July 31, 2023, the Staff granted our request for an extension of the deadline to regain compliance with the Equity Requirement to November 14, 2023. Under the terms of the extension, we must provide to the Staff a publicly available report that evidences such compliance and otherwise complies with the conditions included in the extension notice. If we fail to evidence compliance upon filing our Annual Report on Form 10-K for the year ended December 31, 2023 with the Securities and Exchange Commission and Nasdaq, we may be subject to delisting from the Nasdaq Capital Market. In the event we do not evidence full compliance with the Nasdaq listing criteria by November 14, 2023, the Staff will provide written notification to us that our securities will be delisted. At that time, we may appeal the Staff’s determination to the Panel. Our request for a hearing would stay any further action by the Staff at least pending a hearing, the subsequent issuance of a decision by the Panel, and the expiration of any additional extension the Panel may grant to us as a result of the hearing.

As described below under the heading “To potentially improve the marketability of our common stock,” our board of directors believes that the Reverse Stock Split is necessary to improve the marketability of our common stock in order for us to raise additional capital in amounts sufficient to fund our operations and increase our stockholders’ equity to regain compliance with the Equity Requirement.

You should be aware that these potential capital raising transactions or other strategic transactions involving the issuance of additional shares of common stock will have a dilutive effect on our existing stockholders, as further described in the section below titled “Possible Effects of the Reverse Stock Split.”

If the Reverse Stock Split Proposal is not approved, we will be limited in our efforts to raise additional capital. In such event, our operations, financial condition and our ability to continue as a going concern may be materially and adversely affected.

To potentially improve the marketability of our common stock

In order to regain compliance with the Equity Requirement of the Nasdaq Listing Rules, we will need to, among taking other actions, raise additional capital to increase the balance of our stockholders’ equity. In addition to establishing a mechanism for the price of our common stock to maintain compliance with Nasdaq’s Bid Price Requirement, our board of directors believes that effecting the Reverse Stock Split is necessary to help improve the marketability of our common stock in order for us to raise additional capital in amounts sufficient to fund our operations and increase our stockholders’ equity to regain compliance with the Equity Requirement.

It is our understanding that the current market price of our common stock may affect our acceptability to certain institutional investors, professional investors and other members of the investing public. It is also our understanding that many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. In addition, some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Moreover, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. However, some investors may view the Reverse Stock Split negatively because it reduces the number of shares of common stock available in the public market.

Reducing the number of outstanding shares of the Company’s common stock through the Reverse Stock Split is intended, absent other factors, to increase the per share market price of the Company’s common stock. However, other factors, such as our financial results, market conditions and the market perception of our business may adversely affect the market price of the Company’s common stock. As a result, there can be no assurance that the Reverse Stock Split, if completed, will result in the intended benefits described above, that the market price of the Company’s common stock will increase following the Reverse Stock Split to a level that will attract additional investors, that the market price of the Company’s common stock will not decrease in the future, or that our common stock will maintain a high enough price per share to permit its continued listing by Nasdaq.

Possible Effects of the Reverse Stock Split

General

If the Reverse Stock Split is approved and implemented, the principal effect will be to proportionately decrease the number of outstanding shares of the Company’s common stock based on the Reverse Stock Split ratio selected by the board of directors. The Reverse Stock Split will not have any impact on the number of shares of our preferred stock outstanding. The Company’s common stock is currently registered under Section 12(b) of the Securities Exchange Act of 1934 (the “Exchange Act”) and we are subject to the periodic reporting and other requirements of the Exchange Act. The Reverse Stock Split will not affect the registration of the Company’s common stock under the Exchange Act, or the listing of the Company’s common stock on The Nasdaq Capital Market. Following the Reverse Stock Split, we expect that the Company’s common stock will continue to be listed on The Nasdaq Capital Market or another market tier administered by Nasdaq under the symbol “AVGR,” although it will have a new CUSIP number.

Proportionate voting rights and other rights of the holders of the Company’s common stock will not be affected by the Reverse Stock Split, other than as a result of the treatment of fractional shares as described in ”Exchange Procedures-Fractional Shares” below. For example, a holder of 2% of the voting power of the outstanding shares of the Company’s common stock immediately prior to the effectiveness of the Reverse Stock Split will generally continue to hold 2% of the voting power of the outstanding shares of the Company’s common stock after the Reverse Stock Split. The number of stockholders of record will not be affected by the Reverse Stock Split. If approved and implemented, the Reverse Stock Split may result in some stockholders owning “odd lots” of less than 100 shares of the Company’s common stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares. The board of directors believes, however, that these potential effects are outweighed by the benefits of the Reverse Stock Split.

Because the number of authorized shares of our common stock and preferred stock will not be reduced in connection with the Reverse Stock Split, the Reverse Stock Split will increase the board of directors’ ability to issue authorized and unissued shares of our common stock or preferred stock without further stockholder action. The issuance of these shares would have a potentially more dilutive effect on our existing stockholders if the Reverse Stock Split is effected, and could also allow the Company to resist a hostile takeover attempt or other changes in management. The Company has not entered into any agreements providing for the issuance of any of the authorized but unissued shares, whether available as a result of the Reverse Stock Split or otherwise.

The table below sets forth, as of August 7, 2023 and for illustrative purposes only, certain effects of potential Reverse Stock Split ratios of between 1-for-5 and 1-for-20, inclusive, including on our total outstanding common stock equivalents.

	Common Stock and Equivalents Outstanding Prior to Reverse Stock Split		Common Stock and Equivalents Outstanding Assuming Certain Reverse Stock Split Ratios
	Shares	Percent of Total	1-for-5	1-for-10	1-for-20
Common stock outstanding (1)	10,755,380	51.7%	2,151,076	1,075,538	537,769
Common stock underlying preferred stock (2)	2,802,990	13.5%	560,598	280,299	140,150
Common stock underlying warrants	6,885,284	33.1%	1,377,057	688,528	344,264
Common stock underlying restricted stock units and options	303	0.0%	61	30	15
Common stock reserved for issuance under our 2015 Equity Incentive Plan	372,638	1.8%	74,528	37,264	18,632
Total common stock and equivalents	20,816,595		4,163,320	2,081,659	1,040,830
Common stock available for future issuance	79,183,405		95,836,680	97,918,341	98,959,170

(1) Includes 1,352,928 unvested restricted stock awards.

(2) Includes 118,830 shares of common stock issuable upon conversion of outstanding Series B preferred stock and 2,684,160 shares of common stock issuable upon conversion of outstanding shares of Series E Preferred Stock. Does not include 152,190 shares of common stock issuable upon conversion of outstanding Series A preferred stock. The Series A preferred stock is not convertible unless we amend our Certificate of Incorporation to increase the number of authorized shares of common stock to at least 125,000,000 shares.

As of June 30, 2023, we had cash and cash equivalents of approximately $7.1 million and total current assets of approximately $14.5 million. We believe that we will continue to need additional funding sources to fund our operations. Our current strategy involves significant efforts to expand our product offerings and sales. To become profitable we will need to significantly increase our revenues. We do not expect that sales will increase sufficiently to cover our total costs of operations in 2023. We believe additional funding will be required during 2023 and, as described above, we believe that such funding will not be available without effecting this Reverse Stock Split to improve the marketability of our common stock. In addition, we will need to raise additional capital in order to regain compliance with the Equity Requirement under the Nasdaq Listing Rules. This Proxy Statement does not constitute an offer of any securities for sale or a solicitation of an offer to buy any securities. We do not have any plans, proposals or arrangements, whether written or oral, to issue and sell any of the newly available shares of common stock resulting from the Reverse Stock Split for general corporate or any other purposes.

Effect on the Company’s Stock Plans

The Company’s 2009 Stock Plan and 2015 Equity Incentive Plan each provide for proportionate adjustments to the number of shares subject to the applicable plan in the event of a reverse stock split. With respect to outstanding, unexercised awards, the Reverse Stock Split will result in an increase in the applicable price per share corresponding to the ultimate reverse stock split ratio. As of August 7, 2023, the Company had 1,725,869 shares of common stock reserved for issuance pursuant to the 2015 Equity Incentive Plan, consisting of (i) 1,353,231 shares subject to previously granted awards and (ii) 372,638 shares remaining available for grant.

Should the Reverse Stock Split be effected, each of the above stock plans provides for proportionate adjustments to the number of shares available for issuance and awardable, and as applicable, automatic proportionate adjustments to the shares awarded and the exercise price, grant price or purchase price relating to awards under such plan.

Accordingly, if this proposal is approved by the stockholders and the Reverse Stock Split is implemented by the board of directors, upon the filing of an amendment in the form attached as Appendix A to our Certificate of Incorporation with the Delaware Secretary of State, the number of all outstanding equity awards, the number of shares available for issuance and awardable and the exercise price, grant price or purchase price relating to any award under the Company’s stock plans will be proportionately adjusted using the split ratio selected by the board of directors (subject to the treatment of fractional shares as described above). The compensation committee has also authorized the Company to effect any other changes necessary, desirable or appropriate to give effect to the Reverse Stock Split, including any applicable technical, conforming changes to our stock plans. For example, if a 1-for-10 reverse stock split is effected, the 372,638 shares that remain available for issuance under the 2015 Equity Incentive Plan as of August 7, 2023, would be adjusted to 37,263 shares. In addition, the exercise price per share under each stock option would be increased by 10 times, such that upon an exercise, the aggregate exercise price payable by the optionee to the Company would remain the same. For illustrative purposes only, an outstanding stock option for 4,000 shares of common stock, exercisable at $1.00 per share, would be adjusted as a result of a 1-for-10 split ratio into an option exercisable for 400 shares of common stock at an exercise price of $10.00 per share.

Effect on Authorized but Unissued Shares of Capital Stock

Currently, we are authorized to issue up to a total of 100,000,000 shares of common stock, of which 10,755,380 shares were issued and outstanding as of August 7, 2023, and 5,000,000 shares of preferred stock. As of August 7, 2023, 100,000 shares of preferred stock were designated Series A preferred stock, 85 shares of preferred stock were designated Series B preferred stock, and 5,000 shares of preferred stock were designated Series E Preferred Stock. As of August 7, 2023, 60,876 shares of Series A preferred stock were issued and outstanding, 85 shares of Series B preferred stock were issued and outstanding, and 1,920 shares of Series E Preferred Stock were issued and outstanding.

The Reverse Stock Split, if approved and implemented, would not have any effect on the authorized number of shares of our common stock or preferred stock. Proportionately, the Reverse Stock Split would increase the ratio between our authorized capital stock and our issued capital stock. This means that, subject to the limits imposed by the Nasdaq Stock Market Rules, our board of directors could issue a relatively larger amount of capital stock without additional action by our stockholders. The issuance of additional shares of our capital stock would dilute the voting and economic rights of our existing stockholders. Additionally, the ability to issue a relatively larger amount of capital stock could allow our board of directors to take certain actions which would discourage hostile takeover attempts. The ability to resist takeover attempts could also allow our board of directors greater power to resist or delay changes in control or the removal of our management team. Our board of directors would consider any takeover attempts and proposed changes in control or management, and would act in accordance with our stockholders’ best interests, as determined by the exercise of the directors’ business judgment.

Effect on Par Value

The certificate of amendment attached as Appendix A does not contemplate any change to the par value of our common stock or preferred stock, which are both currently $0.001 per share.

Reduction in Stated Capital

Upon the effectiveness of the Reverse Stock Split, the stated capital on our balance sheet attributable to the Company’s common stock, which consists of the par value per share of the Company’s common stock multiplied by the aggregate number of shares of the Company’s common stock issued and outstanding, will be reduced in proportion to the size of the Reverse Stock Split. Correspondingly, our paid-in capital account, which consists of the difference between our stated capital and the aggregate amount paid to us upon issuance of all currently outstanding shares of the Company’s common stock, will be increased by the same amount by which the stated capital is reduced. The stockholders’ equity, in the aggregate, will remain unchanged.

No Going Private Transaction

Notwithstanding the decrease in the number of outstanding shares following the proposed Reverse Stock Split, this transaction is not the first step in a “going private transaction,” within the meaning of Rule 13e-3 of the Exchange Act, and will not produce, either directly or indirectly, any of the effects described in paragraph (a)(3)(ii) of Rule 13e-3.

Certain Material U.S. Federal Income Tax Consequences

The following paragraphs are intended as a summary of certain U.S. federal income tax consequences to U.S. Holders (as defined below) with respect to the Reverse Stock Split, if effected. This summary does not attempt to describe all possible federal or other tax consequences of such actions nor does it address the particular circumstances of any U.S. Holder of shares of the Company’s common stock. In addition, it does not describe any state, local or non-U.S. tax consequences.

The following discussion is a general summary of certain U.S. federal income tax consequences of the Reverse Stock Split that may be relevant to holders of shares of the Company’s common stock that are U.S. Holders (as defined below) who hold such stock as a capital asset within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) for federal income tax purposes. This summary is based upon the provisions of the Code, Treasury regulations promulgated thereunder, administrative rulings and judicial decisions as of the date hereof, all of which may change, possibly with retroactive effect, resulting in U.S. federal income tax consequences that may differ from those discussed below. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive or prospective basis. In addition, except as specifically set forth below, this discussion does not discuss applicable tax reporting requirements. This discussion does not address all aspects of federal income taxation that may be relevant to U.S. Holders in light of their particular circumstances or to holders that may be subject to special tax rules, including, without limitation: (i) holders subject to the alternative minimum tax; (ii) banks, insurance companies, underwriters, or other financial institutions; (iii) tax-exempt organizations, qualified retirement plans, individual retirement accounts or other tax-deferred accounts; (iv) dealers in securities or commodities; (v) regulated investment companies or real estate investment trusts; (vi) partnerships (or other flow-through entities for U.S. federal income tax purposes and their partners or members); (viii) traders in securities that elect to use a mark-to-market method of accounting for their securities holdings; (ix) U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar; (x) persons holding shares of the Company’s common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction; (xi) persons who acquire shares of the Company’s common stock in connection with employment or other performance of services including pursuant to the exercise of compensatory stock options or the vesting of restricted shares of the Company’s common stock; (xii) persons who hold shares of the Company’s common stock as qualified small business stock within the meaning of Section 1202 of the Code; (xiii) U.S. expatriates or former long-term residents of the U.S.; (xiv) holders which own, have owned or will own (directly, indirectly or by attribution) 10% or more of the total vote or value of the Company’s stock; (xv) holders that are subject to special tax accounting rules with respect to shares of the Company’s common stock; or (xvi) holders that hold their common shares in connection with a trade or business, permanent establishment, or fixed base outside the United States or that are otherwise subject to taxing jurisdictions other than, or in addition to, the U.S. In addition, this summary does not address the tax consequences arising under the laws of any foreign, state or local jurisdiction and U.S. federal tax consequences other than federal income taxation. U.S. Holders that are subject to special provisions under the Code, including, but not limited to, U.S. Holders described immediately above, should consult their own tax advisors regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal net investment income, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences relating to the Reverse Stock Split. If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of the Company’s common stock, the tax treatment of a holder that is a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Owners of entities or arrangements that are classified as partnerships for U.S. federal income tax purposes should consult their own tax advisor regarding the U.S. federal income tax consequences arising from and relating to the Reverse Stock Split. This summary does not discuss any U.S. federal income tax consequences applicable to holders of Series E Preferred Stock or any other preferred stock we have issued. Holders of Series E Preferred Stock or any other preferred stock we have issued should consult their own tax advisors regarding the U.S. federal, state and local and non-U.S. tax consequences of the Reverse Stock Split and any related transactions to them in light of their own particular circumstances.

We have not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service (“IRS”) regarding the United States federal income tax consequences of the Reverse Stock Split and there can be no assurance the IRS will not challenge the statements and conclusions set forth in this discussion or that a court would not sustain any such challenge. EACH HOLDER OF COMMON STOCK SHOULD CONSULT SUCH HOLDER’S OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT TO SUCH HOLDER.

For purposes of the discussion below, a “U.S. Holder” is a beneficial owner of shares of the Company’s common stock that for U.S. federal income tax purposes is: (i) an individual citizen or resident of the United States; (ii) a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state or political subdivision thereof; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust, the administration of which is subject to the primary supervision of a U.S. court and as to which one or more U.S. persons have the authority to control all substantial decisions of the trust, or that has a valid election in effect to be treated as a U.S. person.

This summary does not address the tax consequences of transactions effected prior or subsequent to, or concurrently with, the Reverse Stock Split (whether or not such transactions are undertaken in connection with the Reverse Stock Split).

The Reverse Stock Split is intended to constitute a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code and/or a tax-deferred exchange pursuant to Section 1036 of the Code for U.S. federal income tax purposes. Assuming such treatment is correct, a U.S. Holder generally should not recognize gain or loss upon the receipt of the Company’s common stock in the Reverse Stock Split except with respect to any additional fractions of a share of the Company’s common stock received as a result of the rounding up of any fractional shares that would otherwise be issued, as discussed below. Subject to the following discussion regarding a U.S. Holder’s receipt of a whole share of the Company’s common stock in lieu of a fractional share, a U.S. Holder’s aggregate tax basis in the shares of the Company’s common stock received pursuant to the Reverse Stock Split should equal the aggregate tax basis of the shares of the Company’s common stock surrendered, and such U.S. Holder’s holding period in the shares of the Company’s common stock received should include the holding period in the shares of the Company’s common stock surrendered. Treasury regulations promulgated under the Code provide detailed rules for allocating the tax basis and holding period of the shares of the Company’s common stock surrendered to the shares of the Company’s common stock received pursuant to the Reverse Stock Split. U.S. Holders of shares of the Company’s common stock acquired on different dates and at different prices should consult their own tax advisors regarding the allocation of the tax basis and holding period of such shares.

As described below in “Exchange Procedures-Fractional Shares,” no fractional shares of the Company’s common stock will be issued as a result of the Reverse Stock Split. Instead, if the Reverse Stock Split would result in a U.S. Holder receiving fractional shares, the number of shares to be issued to such U.S. Holder will be rounded up to the nearest whole share. The U.S. federal income tax consequences of the receipt of such additional fraction of a share of the Company’s common stock are not clear. A U.S. Holder who receives one whole share of the Company’s common stock in lieu of a fractional share may recognize income or gain in an amount not to exceed the excess of the fair market value of such share over the fair market value of the fractional share to which such U.S. Holder was otherwise entitled. The Company is not making any representation as to whether the receipt of one whole share in lieu of a fractional share will result in income or gain to any stockholder, and stockholders are urged to consult their own tax advisors as to the possible tax consequences of receiving a whole share in lieu of a fractional share in the Reverse Stock Split.

Effectiveness of Reverse Stock Split

The Reverse Stock Split, if approved by the stockholders, would become effective as set forth in the filing of a Certificate of Amendment to our Certificate of Incorporation in the form attached as Appendix A with the Secretary of State of the State of Delaware.

Exchange Procedures

Book-Entry Shares

If the Reverse Stock Split is effected, stockholders who hold uncertificated shares (i.e., shares held in book-entry form and not represented by a physical stock certificate), either as direct or beneficial owners, will have their holdings electronically adjusted by the Exchange Agent, through the Depository Trust Company’s Direct Registration System (and, for beneficial owners, by their brokers or banks that hold in “street name” for their benefit, as the case may be) to give effect to the Reverse Stock Split.

Exchange of Stock Certificates

If the Reverse Stock Split is effected, stockholders holding certificated shares (i.e., shares represented by one or more physical stock certificates) will be notified and offered the opportunity at their own expense to surrender their current certificates to our stock transfer agent in exchange for the issuance of new certificates reflecting the Reverse Stock Split in accordance with the procedures to be set forth in a letter of transmittal to be sent by our stock transfer agent. As soon as practicable after the effectiveness of the Reverse Stock Split, the Exchange Agent will send a transmittal letter to each stockholder advising such holder of the procedure for surrendering old certificate(s) in exchange for new certificates reflecting the Reverse Stock Split.

YOU SHOULD NOT SEND YOUR OLD CERTIFICATES NOW. YOU SHOULD SEND THEM ONLY AFTER YOU RECEIVE THE LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

Until surrendered as contemplated herein, a stockholder’s old certificate(s) shall be deemed at and after the Effective Time to represent the number of full shares of the Company’s common stock resulting from the Reverse Stock Split. Until stockholders have returned their properly completed and duly executed transmittal letter and surrendered their old certificate(s) for exchange, stockholders will not be entitled to receive any other distributions, if any, that may be declared and payable to holders of record following the Reverse Stock Split.

Any stockholder whose old certificate(s) have been lost, destroyed or stolen will be entitled to new shares in book-entry form only after complying with the requirements that we and our transfer agent customarily apply in connection with lost, stolen or destroyed certificates.

No service charges, brokerage commissions or transfer taxes shall be payable by any holder of any old certificate, except that if any share certificates or book-entry shares are to be issued in a name other than that in which the old certificate(s) are registered, it will be a condition of such issuance that (1) the person requesting such issuance must pay to us any applicable transfer taxes or establish to our satisfaction that such taxes have been paid or are not payable, (2) the transfer complies with all applicable federal and state securities laws, and (3) the surrendered certificate is properly endorsed and otherwise in proper form for transfer.

Fractional Shares

We do not currently intend to issue fractional shares in connection with the Reverse Stock Split. Therefore, we do not expect to issue book-entry shares or certificates representing fractional shares. Any fractional shares that would otherwise be issuable as a result of the Reverse Stock Split will be rounded up to the nearest whole share. No stockholders will receive cash in lieu of fractional shares. Where shares are held in certificated form, the surrender of all old certificate(s) and receipt by the Exchange Agent of a properly completed and duly executed transmittal letter will also be required.

No Appraisal Rights

Under the Delaware General Corporation Law, the Company’s stockholders are not entitled to dissenter’s rights or appraisal rights with respect to the Reverse Stock Split described in this proposal, and we will not independently provide the stockholders with any such rights.

Interests of Directors and Executive Officers

Our directors and executive officers, and their respective associates, do not have substantial interests, directly or indirectly, in the matters set forth in this proposal, except to the extent of their ownership of shares in our common stock or any other of our securities.

Vote Required

The affirmative vote of a majority of the votes cast at the Special Meeting is required to approve the amendment of the Company’s Certificate of Incorporation to effect the Reverse Stock Split at a split ratio between, and including, 1-for-5 and 1-for-20, as will be selected by the board of directors prior to the time of filing such a certificate of amendment with the Delaware Secretary of State. The holders of common stock have the right to cast one (1) vote per share of common stock on this proposal. Holders of our Series E Preferred Stock are entitled to vote their shares on an as-converted basis. As of the record date, each outstanding share of Series E Preferred Stock was convertible into 1,398 shares of common stock, meaning that holders of our Series E Preferred Stock will be entitled to cast 1,398 votes per share of Series E Preferred Stock.

Because the affirmative vote of the votes cast at the Special Meeting is required for this proposal, abstentions will have no effect on the outcome of this proposal. We believe this proposal is considered a “routine” matter under applicable stock exchange rules, and we expect your broker will have discretion to vote your shares on the Reverse Stock Split Proposal. If a proxy card is signed and returned but no direction is made, the persons named in your proxy will vote your shares “FOR” this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE AMENDMENT OF THE CERTIFICATE OF INCORPORATION TO EFFECT THE REVERSE STOCK SPLIT.

PROPOSAL NO. 2

ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY, TO CONTINUE TO SOLICIT VOTES IN FAVOR OF THE FOREGOING PROPOSAL

Overview

In order to ensure that approval of the foregoing proposals are obtained, the board of directors wishes to seek approval of a proposal to adjourn the Special Meeting, if necessary (the “Adjournment Proposal”), to solicit more votes in favor of the foregoing proposal.

Approval of the Adjournment Proposal could mean that, in the event we receive proxies indicating that a majority of the number of outstanding shares of our common stock and Series E Preferred Stock will vote against the Reverse Stock Split Proposal, we could adjourn or postpone the Special Meeting without a vote on the Reverse Stock Split Proposal and use the additional time to solicit the holders of those shares to change their vote in favor of the Reverse Stock Split Proposal.

Vote Required

The approval of the adjournment of the Special Meeting, if necessary, to continue to solicit votes in favor of the foregoing proposal requires the affirmative vote of a majority of the voting power of the shares of our common stock present in person or by proxy at the Special Meeting and entitled to vote thereon to be approved. Abstentions are considered votes present and entitled to vote on this proposal, and thus, will have the same effect as a vote “against” the proposal. Because this proposal is considered a “routine” matter under applicable stock exchange rules, we do not expect to receive any broker non-votes on this proposal. If a proxy card is signed and returned but no direction is made, the persons named in your proxy will vote your shares “FOR” this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY, TO CONTINUE TO SOLICIT VOTES IN FAVOR OF THE FOREGOING PROPOSAL.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our capital stock as of August 7, 2023 for:

●	each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our common stock;

●	each of our named executive officers;

●	each of our directors and nominees for director; and

●	all of our current executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules and regulations of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares of our capital stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 10,755,380 shares of our common stock outstanding as of August 7, 2023. In computing the number of shares of capital stock beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares of our capital stock subject to options held by the person that are currently exercisable or exercisable and shares of convertible preferred stock that are convertible within 60 days of August 7, 2023. However, we did not deem such shares of our capital stock outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Avinger, Inc., 400 Chesapeake Drive, Redwood City, California 94063. The information provided in the table is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.

	Shares Beneficially Owned
Name of Beneficial Owner	Number of Shares	Percentage
5% Stockholders
Armistice Capital, LLC(8)	789,400	7.34%
CRG Partners(9)	2,684,160	19.97%

Named Executive Officers and Directors:

Jeffrey M. Soinski(1)	257,160	2.39%
Himanshu Patel(2)	225,295	2.08%
Nabeel Subainati(3)	85,672	*
James G. Cullen(4)	64,636	*
James B. McElwee(5)	64,481	*
Tamara N. Elias(6)	65,476	*
All executive officers and directors as a group (6 individuals)(7)	762,720	7.05%

*	Represents ownership of less than 1%

(1)

Consists of (i) 7,070 shares of common stock held of record by Mr. Soinski, (ii) 90 shares of common stock issuable upon exercise of options exercisable within 60 days of August 7, 2023, and (iii) 250,000 shares of common stock underlying RSAs, none of which vests within 60 days of August 7, 2023, but currently include voting rights equivalent to common stock.

(2)

Consists of (i) 5,088 shares of common stock held of record by Mr. Patel, (ii) warrants to purchase 250 shares of common stock, (iii) 27 shares of common stock issuable upon exercise of options exercisable within 60 days of March 1, 2023, (iv) 69,930 shares of common stock that are issuable upon the conversion of shares of Series B preferred stock that are immediately convertible to common stock and (v) 150,000 shares of common stock underlying RSAs, none of which vest within 60 days of August 7, 2023, but that currently include voting rights equivalent to common stock.

(3)

Consists of (i) 672 shares of common stock held of record by Mr. Subainati, and (ii) 85,000 shares of common stock underlying RSAs, none of which vest within 60 days of August 7, 2023, but that currently include voting rights equivalent to common stock.

(4)

Consists of (i) 3,491 shares of common stock held of record by 2000 James Cullen Generation Skipping Family Trust, and (ii) 169 shares of common stock issuable upon exercise of options exercisable within 60 days of August 7, 2023, and (iii) 60,976 shares of common stock underlying RSAs, none of which vest within 60 days of August 7, 2023, but that currently include voting rights equivalent to common stock. Mr. Cullen has sole voting and dispositive power with respect to shares held by James Cullen Generation Skipping Family Trust.  Mr. Cullen does not have a pecuniary interest in the James Cullen Generation Skipping Family Trust.

(5)

Consists of (i) 3,493 shares of common stock held of record by Mr. McElwee, and (ii) 12 shares of common stock issuable upon exercise of options exercisable within 60 days of August 7, 2023, and (iii) 60,976 shares of common stock underlying RSAs, none of which vest within 60 days of August 7, 2023, but that currently include voting rights equivalent to common stock.

(6)

Consists of (i) 4,500 shares of common stock held of record by Mrs. Elias, and (ii) 60,976 shares of common stock underlying RSAs, none of which vest within 60 days of August 7, 2023, but that currently include voting rights equivalent to common stock.

(7)

Consists of (i) 24,314 shares of common stock, (ii) warrants to purchase 250 shares of common stock, (iii) 298 shares of common stock issuable upon exercise of options exercisable within 60 days of March 1, 2023, (iv) 69,930 shares of common stock that are issuable upon the conversion of shares of Series B preferred stock that are immediately convertible to common stock and (v) 667,928 shares of common stock underlying RSAs, none of which vest within 60 days of August 7, 2023, but that currently include voting rights equivalent to common stock.

(8)

The information regarding the number of shares beneficially owned or deemed to be beneficially owned by Armistice Capital, LLC and Steven Boyd is based solely on a Schedule 13G/A filed by Armistice Capital, LLC and Steven Boyd on February 14, 2023. According to the Schedule 13G, Armistice Capital, LLC and Steven Boyd beneficially own shares of common stock as follows:

Entity	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power	Aggregate Amount Beneficially Owned
Armistice Capital, LLC	—	789,400	—	789,400	789,400
Steven Boyd	—	789,400	—	789,400	789,400

The business address of each entity is c/o Armistice Capital, LLC 501 Madison Avenue, 7th Floor, New York, NY 10022.

(9)

Consists of 2,684,160 shares of common stock that are issuable upon conversion of shares of Series E preferred stock that are immediately convertible into common stock, subject to a beneficial ownership limitation of 19.99%. The business address of CRG Partners is 1000 Main Street, Suite 2500, Houston, TX 77002.

OTHER MATTERS

The board of directors does not know of any other matters to be presented at the Special Meeting. If any additional matters are properly presented at the Special Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.

WHERE YOU CAN FIND MORE INFORMATION

This report is available free of charge on our internet website, www.avinger.com. On our website, we will make available our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, proxy statements and other information and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. This reference to our website is for the convenience of investors as required by the SEC and shall not be deemed to incorporate any information on, or accessible through, our website into this Proxy Statement.

We will provide without charge to any person from whom a Proxy is solicited by the Board of Directors, upon the written request of such person, a copy of our 2022 Annual Report on Form 10-K, including the financial statements and schedules thereto (as well as exhibits thereto, if specifically requested), required to be filed with the Securities and Exchange Commission. Written requests for such information should be directed to Avinger, Inc., Attn: Investor Relations, 400 Chesapeake Drive, Redwood City, California 94063.

You should rely only on the information contained in this Proxy Statement. We have not authorized anyone to provide you with information different from that contained in this Proxy Statement. The information contained in this Proxy Statement is accurate only as of the date of this Proxy Statement, regardless of the time of delivery of this Proxy Statement.

It is important that your shares of our common stock and Series E Preferred Stock be represented at the Special Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the applicable enclosed proxy card or execute and return, at your earliest convenience, the applicable enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS
Redwood City, California
August 17, 2023

Appendix A

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
AVINGER, INC.

Avinger, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.	The name of the Corporation is Avinger, Inc., and the original Certificate of Incorporation of this Corporation was filed with the Secretary of State of the State of Delaware on March 8, 2007.

2.	ARTICLE IV of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to add the following paragraph at the end of Article IV as a new Section 4.8:

4.8 Reverse Stock Split. Upon the effectiveness of the Certificate of Amendment of the Certificate of Incorporation adding this Section 4.8 (the “Effective Time”), each five to twenty shares of the Corporation's Common Stock, par value $0.001 per share, issued and outstanding immediately prior to the Effective Time shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock, par value $0.001 per share, without any further action by the Corporation or the holder thereof, the exact ratio within the five to twenty range to be determined by the Board of Directors of the Corporation prior to the Effective Time and publicly announced by the Corporation, subject to the treatment of fractional share interests as described below (such combination, the “Reverse Stock Split”). No fractional shares will be issued in connection with the Reverse Stock Split. Any fractional shares that would otherwise be issuable as a result of the Reverse Stock Split will be rounded up to the nearest whole share; provided, that where shares are held in certificated form, the surrender of a stockholder’s Old Certificates (as defined below) will be required. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the treatment of fractional share interests as described above.

3.

On [●], 2023, the Board of Directors of the Corporation determined that each [●] shares of the Corporation's Common Stock, par value $0.001 per share, issued and outstanding immediately prior to the Effective Time shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock, par value $0.001 per share. The Corporation publicly announced this ratio on [●], 2023.

4.	The foregoing amendment has been duly approved by the board of directors of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

5.	The foregoing amendment has been duly approved by the stockholders of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

6.	This Certificate of Amendment shall become effective at [●] Eastern time on [●], 2023.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by a duly authorized officer of the Corporation as of [●], 2023.

AVINGER, INC.

By:
Jeffrey M. Soinski
President and Chief Executive Officer

AVINGER, INC. 400 CHESAPEAKE DRIVE REDWOOD CITY, CA 94063

VOTE BY INTERNET - www.proxyvote.com
Use the internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on September 7, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on September 7, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VOTE IN PERSON

You may vote in person by attending the Special Meeting. See proxy statement for additional instructions.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

The Board of Directors recommends you vote FOR the following Proposals:		For	Against	Abstain
1.

To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to effect a reverse stock split at a ratio not less than 1-for-5 and not greater than 1-for-20, with the exact ratio to be set within that range at the discretion of our board of directors.

		☐	☐	☐
2.	To approve the adjournment of the Special Meeting, if necessary, to continue to solicit votes in favor of the foregoing proposal.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting to be Held on September 8, 2023: The Proxy Statement is available at www.proxyvote.com

AVINGER, INC.
Special Meeting of Stockholders

Common Stock and Series E Preferred Stock
September 8, 2023 1:00 p.m. Pacific Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoints Jeffrey M. Soinski and Nabeel Subainati, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock or Series E Preferred Stock of AVINGER, INC. that the Stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at 1:00 p.m. Pacific Time on September 8, 2023, at our offices at 400 Chesapeake Drive, Redwood City, California 94063, and any adjournment or postponement thereof. This proxy is solicited on behalf of the Board of Directors of Avinger, Inc.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continue and to be signed on reverse side